Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-104941 and No. 333-192819) and Registration Statements on Form S-3 (No. 333-215237; No. 333-215834; and No. 333-215852) of our report dated March 30, 2016, with respect to the consolidated financial statements of Digital Power Corporation and its subsidiary, included in this Annual Report (Form 10-K) for the year ended December 31, 2015 and for the year then ended, appearing in this Annual Report on Form 10-K of Digital Power Corporation for the year ended December 31, 2016.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 10, 2017	A Member of Ernst & Young Global